Exhibit 99.1

“Horizon Lines, Inc. Announces Closing of Secondary Offering and Related Underwriters’ Option to Purchase Additional Shares”

Charlotte, North Carolina, June 16, 2006 -- Horizon Lines, Inc. (NYSE: HRZ) announced today the closing of the secondary offering of 5,750,000 shares of its common stock, all of which were sold by stockholders of the Company, at a price to the public of $14.00 per share. Stockholders of the Company also completed, at such closing, the sale of a further 862,500 shares of common stock to the underwriters of the secondary offering pursuant to the exercise in full of the underwriters’ option to purchase additional shares. The Company did not issue any primary shares in the offering or upon the exercise of the underwriters’ option and did not receive any proceeds from such sales.

The shares were offered through an underwriting syndicate lead by Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

A copy of the final prospectus related to the offering may be obtained from the prospectus departments of Deutsche Bank Securities Inc. at 1251 Avenue of the Americas, 25th Floor, New York, NY 10020, J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or Goldman, Sachs & Co. at 85 Broad Street, New York NY 10004.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contact: Michael Avara, Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com